Exhibit (g)(1)

TELPART PARTICIPAÇÕES S.A.

March 19, 2007

Vivo Participações S.A.

Av. Dr. Chucri Zaidan, 860

Morumbi, São Paulo - SP

Brazil

Attention: Mr. Ernesto Gardelliano

Dear Sirs:

In order to allow you to evaluate the possible acquisition (the “Proposed Acquisition”) of Telpart Participações S.A.’s (“Telpart”, “us” or “we”, as applicable) interest in Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A. (jointly the “Companies”), we will deliver to you, upon your execution and delivery to us of this letter agreement, certain documents and information on the properties and operations of the Companies. All such documents and information furnished by us or our Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information”. Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was available to you on a non-confidential basis prior to its disclosure by us or our Representatives, (c) becomes available to you on a non-confidential basis from a person other than us or our Representatives who is not otherwise bound by a confidentiality agreement with us or any Representative of ours, or is otherwise not under an obligation to us or any Representative of ours not to transmit the information to you, or (d) is required to be disclosed by any law or order of Court of competent jurisdiction, recognized stock exchange, governmental or regulatory body or agency. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, Companies, partnership, other entity or individual.

Except as required by law, or unless otherwise and previously agreed to in writing by us, you agree (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than your Representatives who are actively and directly participating in your evaluation of the Proposed Acquisition or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Acquisition and to cause your Representatives to observe the terms of this letter agreement, (b) not to use Proprietary Information for any purpose other than in connection with your evaluation of the Proposed Acquisition or the consummation of the Proposed Acquisition in a manner that we have approved and (c) not to disclose to any person (other than those of your Representatives who are actively and directly participating in your evaluation of the Proposed Acquisition or who otherwise need to know for the purpose of evaluating the Proposed Acquisition and, in the case of your Representatives, whom you will cause to observe the terms of this letter agreement) any information about the Proposed Acquisition, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to you or your Representatives. You will be responsible for any breach of the terms of this letter agreement by you or your Representatives.

We undertake to not disclose to any person (other than our Representatives who are actively and directly participating in the Proposed Acquisition process) that we are discussing the Proposed Acquisition with you or your Representatives, neither the status of our negotiations and the fact that we have provided you with Proprietary Information, except if required by any law or order of Court of competent jurisdiction, recognized stock exchange.

Rua Lauro Muller, n.o 116 - Sala 4.102 (parte) - 22,290-160 - Botafogo - Rio de Janeiro

TELPART PARTICIPAÇÕES S.A.

In the event that you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information or any other information concerning the Companies or the Proposed Acquisition, you agree that you will provide us with prompt notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you in connection with our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In any such event you will use your reasonable best efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

You also agree that for a period of one year from the date of this letter agreement, neither you nor any of your Representatives will, without the prior written consent of Telpart’s Board of Directors:

(a) acquire, offer to acquire, or agree to acquire, or in any manner secure possession of, directly or indirectly, by purchase or otherwise, any securities (voting and/or non-voting) or direct or indirect rights to acquire any securities (voting and/or non-voting) of any of the Companies or any subsidiary thereof, or of any successor to or person in control of any of the Companies, or any assets of any of the Companies or any subsidiary or division thereof or of any such successor or controlling person;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of any voting securities of any of the Companies;

(c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any acquisition transaction involving any of the securities or assets of the Companies;

(d) form, join or in any way participate in a “group” in connection with any of the foregoing; or

(e) request any of the Companies or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

If you determine that you do not wish to proceed with the Proposed Acquisition, you will promptly advise us of that decision. In that case, or in the event that we, in our sole discretion, so request, or in the event that the Proposed Acquisition is not consummated by you, you will, upon our request, promptly deliver to us or have destroyed all Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any Representative of yours.

You acknowledge that none of the Companies, Telpart, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or our other Representatives and none of the respective officers, directors, employees, agents or controlling persons of the Companies, Telpart, Merrill Lynch or such other Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Proprietary Information or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Proprietary Information and that you shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to you in any final acquisition agreement relating to the Proposed Acquisition, subject to the terms and conditions of such agreement.

You agree that, without our prior written consent, you will not, for a period of two years from the date hereof, directly or indirectly solicit for employment or employ any person who is now employed by the Companies or any of their subsidiaries and who is identified by you as a result of your evaluation or otherwise in connection with the Proposed Acquisition.

Rua Lauro Muller, n.o 116 - Sala 4.102 (parte) - 22,290-160 - Botafogo - Rio de Janeiro

TELPART PARTICIPAÇÕES S.A.

You agree that until a final acquisition agreement regarding the Proposed Acquisition has been executed by you and us, neither we nor our, controlling shareholders or affiliates or any of our Representatives are under any legal obligation and shall have no liability to you of any nature whatsoever with respect to the Proposed Acquisition by virtue of this letter agreement or otherwise. You also acknowledge and agree that (i) we and our Representatives may conduct the process that may or may not result in the Proposed Acquisition in such manner as we, in our sole discretion, may determine (including, without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to you) and (ii) we reserve the right to change (in our sole discretion, at any time and without notice to you) the procedures relating to our and your consideration of the Proposed Acquisition (including, without limitation, terminating all further discussions with you and requesting that you return all Proprietary Information to us).

Without prejudice to the rights and remedies otherwise available to us, you agree we shall be entitled to relief by way of injunction or otherwise if you or any of your Representatives breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil. You and us agree to submit ourselves to the exclusive jurisdiction of the courts of the City of Rio de Janeiro/RJ, Brazil, to settle any action or suit related to this Agreement or the transactions mentioned herein. You and us agree that no action, suit or litigation shall be initiated before any other courts.

Any assignment of this letter agreement by you without our prior written consent shall be void.

This letter agreement contains the entire agreement between you and us concerning confidentiality of the Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

By	/s/ Telpart Participações S.A.
Telpart Participações S.A.

Accepted and Agreed

as of the date

first written above:

Vivo Participações S.A.

By	/s/ Ernesto Gardelliano	/s/ Roberto Oliveira de Lima
Name:	Ernesto Gardelliano	Roberto Oliveira de Lima
Title:	Vice-Presidéncia Executiva	Presidente
	de Finanças	VIVO

Rua Lauro Muller, n.o 116 - Sala 4.102 (parte) - 22,290-160 - Botafogo - Rio de Janeiro

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